Page 1 of 17

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 13G

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)

 (Amendment No. 1)*

HomeAway, Inc.

 (Name of Issuer)

Common Stock

(Title of Class of Securities)

43739Q100

(CUSIP Number)

December 31, 2012

 (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☐	Rule 13d-1(c)

☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following pages)

Exhibit Index on Page 15

CUSIP # 43739Q100	Page 2 of 17

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Austin Ventures VIII, L.P. (“AV VIII”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
14,997,563 shares, except that AV Partners VIII, L.P. (“AVP VIII”), the general partner of AV VIII, may be deemed to have sole power to vote these shares, and Joseph C. Aragona (“Aragona”), Kenneth P. DeAngelis (“DeAngelis”), Christopher A. Pacitti (“Pacitti”) and John D. Thornton (“Thornton”), the general partners of AVP VIII, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7

SOLE DISPOSITIVE POWER
14,997,563 shares, except that AVP VIII, the general partner of AV VIII, may be deemed to have sole power to dispose of these shares, and Aragona, DeAngelis, Pacitti and Thornton, the general partners of AVP VIII, may be deemed to have shared power to dispose of these shares.

8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 14,997,563
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 18.0%
12	TYPE OF REPORTING PERSON PN

CUSIP # 43739Q100	Page 3 of 17

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON AV Partners VIII, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
14,997,563 shares, all of which are directly owned by AV VIII. AVP VIII, the general partner of AV VIII, may be deemed to have the sole power to vote these shares, and Aragona, DeAngelis, Pacitti and Thornton, the general partners of AVP VIII, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
14,997,563 shares, all of which are directly owned by AV VIII. AVP VIII, the general partner of AV VIII, may be deemed to have the sole power to dispose of these shares, and Aragona, DeAngelis, Pacitti and Thornton, the general partners of AVP VIII, may be deemed to have shared power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 14,997,563
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 18.0%
12	TYPE OF REPORTING PERSON PN

CUSIP # 43739Q100	Page 4 of 17

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Austin Ventures X, L.P. (“AV X”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5

SOLE VOTING POWER

741,611 shares, except that AV Partners X, L.P. (“AVP X LP”), the general partner of AV X, and AV Partners X, L.L.C. (“AVP X LLC”), the general partner of AVP X LP, may be deemed to have sole power to vote these shares, and Aragona, DeAngelis, Pacitti, Philip S. Siegel (“Siegel”) and Thornton, the members of AVP X LLC, may be deemed to have shared power to vote these shares.

	6	SHARED VOTING POWER See response to row 5.
	7

SOLE DISPOSITIVE POWER

741,611 shares, except that AVP X LP, the general partner of AV X, and AVP X LLC, the general partner of AVP X LP, may be deemed to have sole power to dispose of these shares, and Aragona, DeAngelis, Pacitti, Siegel and Thornton, the members of AVP X LLC, may be deemed to have shared power to dispose of these shares.

	8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 741,611
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.9%
12	TYPE OF REPORTING PERSON PN

CUSIP # 43739Q100	Page 5 of 17

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON AV Partners X, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
741,611 shares, all of which are directly owned by AV X. AVP X LP, the general partner of AV X, may be deemed to have the sole power to vote these shares, except that AVP X LLC, the general partner of AVP X LP, may be deemed to have sole power to vote these shares, and Aragona, DeAngelis, Pacitti, Siegel and Thornton, the members of AVP X LLC, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
741,611 shares, all of which are directly owned by AV X. AVP X LP, the general partner of AV X, may be deemed to have the sole power to dispose of these shares, except that AVP X LLC, the general partner of AVP X LP, may be deemed to have sole power to dispose of these shares, and Aragona, DeAngelis, Pacitti, Siegel and Thornton, the members of AVP X LLC, may be deemed to have shared power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 741,611
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.9%
12	TYPE OF REPORTING PERSON PN

CUSIP # 43739Q100	Page 6 of 17

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON AV Partners X, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
741,611 shares, all of which are directly owned by AV X. AVP X LLC, the general partner of AVP X LP, may be deemed to have the sole power to vote these shares, except that AVP X LP, the general partner of AV X, may be deemed to have sole power to vote these shares, and Aragona, DeAngelis, Pacitti, Siegel and Thornton, the members of AVP X LLC, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
741,611 shares, all of which are directly owned by AV X. AVP X LLC, the general partner of AVP X LP, may be deemed to have the sole power to dispose of these shares, except that AVP X LP, the general partner of AV X, may be deemed to have sole power to dispose of these shares, and Aragona, DeAngelis, Pacitti, Siegel and Thornton, the members of AVP X LLC, may be deemed to have shared power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 741,611
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.9%
12	TYPE OF REPORTING PERSON OO

CUSIP # 43739Q100	Page 7 of 17

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Joseph C. Aragona
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
6	SHARED VOTING POWER
		15,739,174 shares, of which 14,997,563 are directly owned by AV VIII and 741,611 are directly owned by AV X. Aragona is a general partner of AVP VIII, the general partner of AV VIII and a member of AVP X LLC, the general partner of AVP X LP, the general partner of AV X, and may be deemed to have shared power to vote these shares.
	7	SOLE DISPOSITIVE POWER -0-
8	SHARED DISPOSITIVE POWER
		15,739,174 shares, of which 14,997,563 are directly owned by AV VIII and 741,611 are directly owned by AV X. Aragona is a general partner of AVP VIII, the general partner of AV VIII and a member of AVP X LLC, the general partner of AVP X LP, the general partner of AV X, and may be deemed to have shared power to dispose of these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 15,739,174
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 18.9%
12	TYPE OF REPORTING PERSON IN

CUSIP # 43739Q100	Page 8 of 17

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Kenneth P. DeAngelis
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen

5	SOLE VOTING POWER -0-
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	6	SHARED VOTING POWER
15,739,174 shares, of which 14,997,563 are directly owned by AV VIII and 741,611 are directly owned by AV X. DeAngelis is a general partner of AVP VIII, the general partner of AV VIII and a member of AVP X LLC, the general partner of AVP X LP, the general partner of AV X, and may be deemed to have shared power to vote these shares.
7	SOLE DISPOSITIVE POWER -0-
8	SHARED DISPOSITIVE POWER
15,739,174 shares, of which 14,997,563 are directly owned by AV VIII and 741,611 are directly owned by AV X. DeAngelis is a general partner of AVP VIII, the general partner of AV VIII and a member of AVP X LLC, the general partner of AVP X LP, the general partner of AV X, and may be deemed to have shared power to dispose of these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 15,739,174
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 18.9%
12	TYPE OF REPORTING PERSON IN

CUSIP # 43739Q100	Page 9 of 17

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Christopher A. Pacitti
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen

5	SOLE VOTING POWER -0-
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	6	SHARED VOTING POWER
15,739,174 shares, of which 14,997,563 are directly owned by AV VIII and 741,611 are directly owned by AV X. Pacitti is a general partner of AVP VIII, the general partner of AV VIII and a member of AVP X LLC, the general partner of AVP X LP, the general partner of AV X, and may be deemed to have shared power to vote these shares.
7	SOLE DISPOSITIVE POWER -0-
8	SHARED DISPOSITIVE POWER
15,739,174 shares, of which 14,997,563 are directly owned by AV VIII and 741,611 are directly owned by AV X. Pacitti is a general partner of AVP VIII, the general partner of AV VIII and a member of AVP X LLC, the general partner of AVP X LP, the general partner of AV X, and may be deemed to have shared power to dispose of these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 15,739,174
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 18.9%
12	TYPE OF REPORTING PERSON IN

CUSIP # 43739Q100	Page 10 of 17

217,181 shares (including 17,181 shares represented by options exercisable within sixty days of December 31, 2012)

217,181 shares (including 17,181 shares represented by options exercisable within sixty days of December 31, 2012)

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Philip S. Siegel
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 217,186 shares (including 17,186 shares represented by options exercisable within sixty days of December 31, 2012)
6	SHARED VOTING POWER
		741,611 shares, of which 741,611 are directly owned by AV X. Siegel is a member of AVP X LLC, the general partner of AVP X LP, the general partner of AV X, and may be deemed to have shared power to vote these shares.
	7	SOLE DISPOSITIVE POWER 217,186 shares (including 17,186 shares represented by options exercisable within sixty days of December 31, 2012)
8	SHARED DISPOSITIVE POWER
		741,611 shares, of which 741,611 are directly owned by AV X. Siegel is a member of AVP X LLC, the general partner of AVP X LP, the general partner of AV X, and may be deemed to have shared power to dispose of these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 958,797
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.2%
12	TYPE OF REPORTING PERSON IN

CUSIP # 43739Q100	Page 11 of 17

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON John D. Thornton
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen

5	SOLE VOTING POWER -0-
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	6	SHARED VOTING POWER
15,739,174 shares, of which 14,997,563 are directly owned by AV VIII and 741,611 are directly owned by AV X. Thornton is a general partner of AVP VIII, the general partner of AV VIII and a member of AVP X LLC, the general partner of AVP X LP, the general partner of AV X, and may be deemed to have shared power to vote these shares.
7	SOLE DISPOSITIVE POWER -0-
8	SHARED DISPOSITIVE POWER
15,739,174 shares, of which 14,997,563 are directly owned by AV VIII and 741,611 are directly owned by AV X. Thornton is a general partner of AVP VIII, the general partner of AV VIII and a member of AVP X LLC, the general partner of AVP X LP, the general partner of AV X, and may be deemed to have shared power to dispose of these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 15,739,174
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 18.9%
12	TYPE OF REPORTING PERSON IN

CUSIP # 43739Q100	Page 12 of 17

This Amendment No. 1 amends the Statement on Schedule 13G previously filed by Austin Ventures VIII, L.P., a Delaware limited partnership, AV Partners VIII, L.P., a Delaware limited partnership, Austin Ventures X, L.P., a Delaware limited partnership, AV Partners X, L.P., a Delaware limited partnership, AV Partners X, L.L.C., a Delaware limited liability company, Joseph C. Aragona, Kenneth P. DeAngelis, Christopher A. Pacitti, Philip S. Siegel and John D. Thornton. The foregoing entities and individuals are collectively referred to as the “Reporting Persons.” Only those items as to which there has been a change are included in this Amendment No. 1.

ITEM 4. OWNERSHIP

The following information with respect to the ownership of the Common Stock of the issuer by the person filing this Statement is provided as of December 31, 2012.

(a)	Amount beneficially owned: See Row 9 of cover page for each Reporting Person.

(b)	Percent of Class: See Row 11 of cover page for each Reporting Person.

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: See Row 5 of cover page for each Reporting Person.

(ii)	Shared power to vote or to direct the vote:

See Row 6 of cover page for each Reporting Person.

(iii)	Sole power to dispose or to direct the disposition of:

See Row 7 of cover page for each Reporting Person.

(iv)	Shared power to dispose or to direct the disposition of: See Row 8 of cover page for each Reporting Person.

CUSIP # 43739Q100	Page 13 of 17

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2013

AUSTIN VENTURES VIII, L.P.	/s/ Kevin Kunz
By AV Partners VIII, L.P.,	Signature
Its General Partner
Kevin Kunz
Chief Financial Officer/Attorney-In-Fact

AV PARTNERS VIII, L.P.	/s/ Kevin Kunz
Signature

Kevin Kunz
Chief Financial Officer/Attorney-In-Fact

AUSTIN VENTURES X, L.P.	/s/ Kevin Kunz
By AV Partners X, L.P.,	Signature
Its General Partner
By AV Partners X, L.L.C.,	Kevin Kunz
Its General Partner	Chief Financial Officer/Attorney-In-Fact

AV PARTNERS X, L.P.	/s/ Kevin Kunz
By AV Partners X, L.L.C.,	Signature
Its General Partner
Kevin Kunz
Chief Financial Officer/Attorney-In-Fact

AV PARTNERS X, L.L.C.	/s/ Kevin Kunz
Signature

Kevin Kunz
Chief Financial Officer/Attorney-In-Fact

JOSEPH C. ARAGONA	/s/ Kevin Kunz
Signature

Kevin Kunz
Chief Financial Officer/Attorney-In-Fact

CUSIP # 43739Q100	Page 14 of 17

KENNETH P. DeANGELIS	/s/ Kevin Kunz
Signature

Kevin Kunz
Chief Financial Officer/Attorney-In-Fact

CHRISTOPHER A. PACITTI	/s/ Kevin Kunz
Signature

Kevin Kunz
Chief Financial Officer/Attorney-In-Fact

PHILIP S. SIEGEL	/s/ Kevin Kunz
Signature

Kevin Kunz
Chief Financial Officer/Attorney-In-Fact

JOHN D. THORNTON	/s/ Kevin Kunz
Signature

Kevin Kunz
Chief Financial Officer/Attorney-In-Fact

CUSIP # 43739Q100	Page 15 of 17

EXHIBIT INDEX

Found on Sequentially
Exhibit	Numbered Page
Exhibit A: Agreement of Joint Filing	16
Exhibit B: Power of Attorney	17

CUSIP # 43739Q100	Page 16 of 17

exhibit A

Agreement of Joint Filing

The Reporting Persons hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of HomeAway, Inc. shall be filed on behalf of each of the Reporting Persons. Note that copies of the applicable Agreement of Joint Filing are already on file with the appropriate agencies.

CUSIP # 43739Q100	Page 17 of 17

EXHIBIT B

Power of Attorney

Kevin Kunz has signed this Schedule 13G as Attorney-In-Fact. Note that copies of the applicable Power of Attorney are already on file with the appropriate agencies.